State of Delaware
Secretary of State
Division of Corporations
Delivered 10:32 AM 05/28/2014
FILED 10:32 AM 05/28/2014
SRV 140726132 - 3064510 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GOLF ROUNDS.COM, INC.

Pursuant to Section 242 of the
General Corporation Law of Delaware

The undersigned President of Golf Rounds.com, Inc. (the "Corporation"), does hereby certify:

FIRST: The name of the Corporation is Golf Rounds.com, Inc.

SECOND: The certificate of incorporation of the Corporation is hereby amended by deleting Article FIRST in its entirety and by substituting the following new Article FIRST in lieu thereof:

> "FIRST: The name of the corporation (the "Corporation") is "Fuse Medical, Inc."""

THIRD: The certificate of incorporation of the Corporation is hereby amended by deleting Article FOURTH in its entirety and by substituting the following new Article FOURTH in lieu thereof:

> "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 520,000,000, of which 500,000,000 shares shall be Common Stock of the par value $0.01 per share and 20,000,000 shall be Preferred Stock of the par value $0.01 per share.

> "A. <u>Preferred Stock</u>. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

"B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

"Upon the filing and effectiveness (the "Effective Time") pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each 14.62 shares of the common stock issued and outstanding or held in the treasury (if any) immediately prior to the Effective Time shall be automatically reclassified and combined, without further action, into one (1) validly issued, fully paid and non-assessable share of Common Stock, subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). The par value of the common stock shall not be adjusted in connection with the Reverse Stock Split. There shall be no fractional shares issued in connection with the Reverse Stock Split. A holder of record of common stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share shall receive a number of shares equal to the next whole share up from any fractional share interest in common stock. Each certificate that immediately prior to the Effective Time represented shares of common stock ("Old Certificates"), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above."

FOURTH: The foregoing amendment to the Corporation's certificate of incorporation was duly approved and adopted by the Corporation's Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and thereafter was duly adopted by the written consent of the holders of a majority of the outstanding shares entitled to vote on an amendment to the Corporation's certificate of incorporation in accordance with the provisions of Sections 242 and 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has signed this certificate of amendment on this 28th day of May, 2014.

Name: Robert H. Donehew
Title: President

FUSE MEDICAL, LLC
4770 Bryant Irvin Court, Suite 400
Fort Worth, TX 76107

CONSENT TO USE OF NAME

FUSE MEDICAL, LLC, a limited liability company organized under the laws of the State of Delaware (the "Company"), hereby consents to the use of the name FUSE MEDICAL, INC. in the State of Delaware.

IN WITNESS WHEREOF, the said Company has caused this consent to be executed by its Manager this 27th day of May, 2014.

By: [signature]

Name: D. Alan Meeker

Title: Manager